Contact:

Jeffrey J. Carfora, EVP and CFO
Peapack-Gladstone Financial Corporation
T:  908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION
REPORTS SECOND QUARTER RESULTS OF OPERATIONS

BEDMINSTER, N.J.—(BUSINESS WIRE)—August 2, 2010 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Corporation) recorded net income of $1.8 million and diluted earnings per share of $0.16, for the quarter ended June 30, 2010. This compared to diluted earnings per share of $0.17 for the quarter ended June 30, 2009 and diluted earnings per share of $0.16 for the quarter ended March 31, 2010.
When compared to the quarter ended June 30, 2009, the June 2010 quarter included increased net interest income and increased income from the PGB Trust and Investment business, the effects of which were offset by reduced gains from securities sales and an increased provision for loan losses.
Frank A. Kissel, Chairman and CEO, stated, “We are pleased to continue to report positive earnings and growth in capital during these challenging times. Our internal capital generation enabled us to redeem 25 percent of our preferred shares issued previously under the U.S. Treasury’s Capital Purchase Program (the “CPP”).this past January.  Building capital internally to redeem the Treasury’s CPP investment over time, while remaining well capitalized, continues to be an important business objective of the Corporation.”
The Corporation’s provision for loan losses for the quarter ended June 30, 2010 was $2.7 million. While this was lower than the highest recent quarterly level (which was in the fourth quarter of 2009), it was higher than the $2.0 million provision in the second quarter of 2009. Mr. Kissel noted, “The level of the June 2010 quarterly provision was due principally to one commercial customer relationship with three construction loans being placed on non-accrual status. We continue to be extremely diligent and proactive in managing our loan portfolio and placed this entire relationship on non-accrual status and charged-off $2.4 million related to this relationship during the quarter, leaving a balance after charge-off of $6.7 million.”
Mr. Kissel went on to say “We continue to be pleased with the progress we have made throughout 2009 and into 2010 in resolving certain problem assets.”

Net Interest Income and Margin

In the second quarter of 2010, net interest income, on a fully tax-equivalent basis, was $12.7 million, reflecting an increase from $12.4 million for the second quarter of 2009, due principally to growth in the investment portfolio funded by growth in lower costing core deposits.
On a fully tax-equivalent basis, the net interest margin was 3.64 percent for the June 2010 quarter compared to 3.71 percent for the June 2009 quarter. In comparing the June 2010 quarter to the same quarter last year, the effect of growth in lower yielding, but less risky and shorter duration cash deposits and investment securities coupled with declining loan balances, contributed to a reduction in margin. This effect was partially offset by the growth of lower cost core deposits and the intentional run-off of higher cost certificates of deposit.
  Mr. Kissel stated, “Throughout 2009 and into 2010, we have built substantial liquidity into our balance sheet, so as to be better positioned in the future when we expect loan demand will increase and interest rates will rise.”

Loans
Average loans totaled $964.1 million for the second quarter of 2010 as compared to $1.03 billion for the same 2009 quarter, reflecting a decrease of $68.6 million or 6.6 percent. The average residential mortgage loan portfolio declined $53.2 million or 10.9 percent to $436.0 million in the second quarter of 2010 from the same quarter of 2009.  The Corporation has opted to sell its longer-term, fixed-rate loan production as an interest rate risk management strategy in the lower rate environment, and loan pay-downs have outpaced the originations retained in portfolio. The average commercial portfolio declined $18.2 million or 3.8 percent from the second quarter of 2009 to $462.5 million for the same quarter in 2010, as loan demand and quality borrowers on the commercial front have remained scarce.
The average home equity line portfolio rose $6.5 million or 18.9 percent to $40.8 million for the second quarter of 2010 compared to the same quarter in 2009.  The Corporation focused on the origination of these adjustable-rate loans.  Loan originations outpaced principal paydowns over the year.
Deposits
Average total deposits (interest-bearing and noninterest-bearing) grew $46.9 million or 3.7 percent from $1.28 billion in the second quarter of 2009 to $1.33 billion in the second quarter of 2010.  Average noninterest-bearing checking grew $16.6 million or 8.4 percent to $214.2 million in the second quarter of 2010 from the second quarter of 2009. Average interest-bearing checking balances totaled $254.0 million in the second quarter of 2010, rising $60.8 million or 31.4 percent from the same quarter in 2009.  Checking growth is attributable to the Corporation’s focus on core deposit growth, particularly checking, coupled with growth in our Ultimate Checking product, which provides customers with a low-cost checking product and a higher yield for larger balances.
Average money market accounts also rose, from $414.1 million in the second quarter of 2009 to $510.6 million for the same quarter of 2010, an increase of $96.5 million or 23.3 percent.  The Corporation’s focus on core deposit growth, as well as certain customers tending to “park” funds in money market accounts in lower interest rate environments accounted for this growth.
Average certificates of deposit declined from $406.5 million in the June 2009 quarter to $274.2 million in the June 2010 quarter, a decline of $132.3 million or 32.5 percent. The Corporation allowed higher costing certificates of deposit to run-off and replaced those funds with lower costing, more stable core deposits.
Mr. Kissel commented, “Our reduced reliance on certificates of deposit and our core deposit growth continues to strengthen customer relationships, reduce the overall cost of funds, contribute to profitability and enhance franchise value.”
PGB Trust and Investments
PGB Trust and Investments generated $2.7 million in fee income in the second quarter of 2010, compared to $2.5 million in the second quarter of 2009, reflecting an increase of 5.3 percent. The market value of the assets under administration of the Trust Division increased from $1.70 billion at June 30, 2009 to $1.83 billion at June 30, 2010.
Craig C. Spengeman, President of PGB Trust & Investments commented, “We have a seen a nice increase in our managed asset business and related recurring fee income. Further, we are pleased with the recovery and performance of our assets under administration throughout 2009 and into 2010. The financial markets continue to experience extreme volatility as we continue to manage through the most challenging period since the Great Depression. The recovery of the value of assets under administration and our performance reflect the sound financial management of our trust and investment professionals. Further, we continue to book new business as prospective clients continue to seek our professional advice during these challenging times.”
Other Income
Other income, excluding trust fee income and net security gains, totaled $1.1 million in each of the quarters ended June 30, 2010 and 2009.  Fee income earned on the sale of mortgage loans at origination decreased, as there were less mortgage originations in 2010.  This effect was partially offset by a greater targeted sale price for originations in 2010. The 2010 June quarter included increased income from overdraft and NSF charges, when compared to the 2009 June quarter.
Operating Expenses
The Corporation’s total operating expenses were $11.0 million in the June 2010 quarter compared to $11.2 million in the June 2009 quarter. The decrease for 2010, when compared to the year ago quarter, was principally due to decreased FDIC insurance expense, due to an industry wide special FDIC insurance premium assessed in the June 2009 quarter. This decrease in FDIC insurance expense in the 2010 quarter was partially offset by expenses associated with a new Trust office opened in June 2009, a new branch office opened in September 2009, a new corporate headquarters occupied in June 2010, and increased expenses related to problem loans and REO.

ASSET QUALITY
At June 30, 2010, nonperforming assets increased to $21.3 million or 1.44 percent of total assets as compared to $12.9 million or 0.87 percent of total assets at March 31, 2010. As noted earlier, one commercial customer consisting of three construction loans, was placed on non-accrual status in the quarter. That relationship totaled approximately $6.7 million, after charge-offs of $2.4 million in the quarter.
Mr. Kissel continued, “We have the capital and liquidity to lend to well-qualified individuals and businesses.  However, we do remain committed to our conservative underwriting standards that have served us well.”
The allowance for loan losses was $13.9 million or 1.44 percent of total loans at June 30, 2010 as compared to $13.2 million or 1.34 percent of total loans at December 31, 2009.
CAPITAL
At June 30, 2010, the Corporation’s leverage ratio, tier 1 and total risk based capital ratios were 7.85 percent, 12.28 percent and 13.53 percent, respectively.  All ratios include the $7.2 million reduction in regulatory capital due to the partial redemption in January 2010 of the preferred shares previously issued under the CPP.  All are above the levels necessary to be considered well capitalized under applicable regulatory guidelines.  Additionally, the Corporation’s common equity ratio (common equity to total assets) at June 30, 2010 is 6.45 percent compared to 6.09 percent at December 31, 2009.
As previously announced, on July 15, 2010 the Board of Directors declared a regular cash dividend of $0.05 per share payable on August 12, 2010 to shareholders of record on July 29, 2010.

ABOUT THE CORPORATION
Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.48 billion as of June 30, 2010.  Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties.  Its Trust Division, PGB Trust and Investments, operates at the Bank’s new corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania.  To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to
•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	we may be unable to successfully grow our business;
•	we may be unable to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street and Consumer Protection Act and the Electronic Fund transfer Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;

•	higher than expected FDIC insurance premiums;
•	lack of liquidity to fund our various cash obligations;
•	repurchase of our preferred shares issued under the Treasury’s Capital Purchase Program which will impact net income available to our common shareholders and our earnings per share;
•	further offerings of our equity securities may result in dilution of our common stock;
•	reduction in our lower-cost funding sources;

•	changes in accounting policies or accounting standards;
•	we may be unable to adapt to technological changes;
•	our internal controls and procedures may not be adequate to prevent losses;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2009.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

ASSETS
Cash and due from banks	$10,735	$8,999	$7,864	$9,343	$50,921
Federal funds sold	201	201	201	200	200
Interest-earning deposits	59,356	33,915	71,907	46,876	513
Total cash and cash equivalents	70,292	43,115	79,972	56,419	51,634

Securities held to maturity	101,603	105,258	89,459	86,703	77,216
Securities available for sale	252,646	278,052	272,484	252,786	227,414
FHLB and FRB Stock, at cost	4,807	5,305	5,315	5,329	5,343

Residential mortgage	430,021	443,085	452,641	466,601	483,330
Commercial mortgage	280,513	281,323	279,595	279,336	275,915
Commercial loans	133,881	133,288	120,554	129,671	133,659
Construction loans	46,286	48,044	64,816	65,760	67,075
Consumer loans	23,811	24,936	25,638	26,571	27,302
Home equity lines of credit	41,956	39,487	38,728	38,450	35,357
Other loans	2,788	902	1,565	1,592	1,079
Total loans	959,256	971,065	983,537	1,007,981	1,023,717
Less: Allowance for loan losses	13,856	13,720	13,192	12,947	11,054
Net loans	945,400	957,345	970,345	995,034	1,012,663

Premises and equipment	34,626	27,942	27,911	28,011	27,189
Other real estate owned	210	40	360	680	700
Accrued interest receivable	4,533	5,112	4,444	5,359	4,652
Bank owned life insurance	26,672	26,473	26,292	26,087	25,865
Deferred tax assets, net	23,438	23,999	23,522	22,154	23,653
Other assets	13,036	10,670	12,249	9,117	2,550
TOTAL ASSETS	$1,477,263	$1,483,311	$1,512,353	$1,487,679	$1,458,879

LIABILITIES
Deposits:
Noninterest bearing
demand deposits	$216,314	$223,184	$216,127	$199,804	$194,888
Interest-bearing deposits
Checking	249,472	241,887	255,058	212,687	203,378
Savings	76,937	77,064	73,866	73,308	71,464
Money market accounts	503,829	502,548	458,303	470,123	418,208
CD’s $100,000 and over	101,034	109,347	147,138	159,942	187,516
CD’s less than $100,000	163,769	173,219	199,177	209,994	220,779
Total deposits	1,311,355	1,327,249	1,349,669	1,325,858	1,296,233
Borrowings	28,342	36,140	36,499	36,815	37,128
Capital lease obligation	6,148	-	-	-	-
Other liabilities	15,435	5,998	6,676	5,862	9,844
TOTAL LIABILITIES	1,361,280	1,369,387	1,392,844	1,368,535	1,343,205
Shareholders’ Equity	115,983	113,924	119,509	119,144	115,674
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,477,263	$1,483,311	$1,512,353	$1,487,679	$1,458,879

Trust division assets under
management (market value,
not included above)	$1,830,944	$1,894,971	$1,856,229	$1,803,862	$1,702,782

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
(Unaudited)

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009

Asset Quality:
Loans past due over 90 days
and still accruing	$736	$638	$496	$1,118	$104
Nonaccrual loans	20,361	12,200	11,256	13,082	12,998
Other real estate owned	210	40	360	680	700
Total nonperforming assets	$21,307	$12,878	$12,112	$14,880	$13,802

Nonperforming loans to
total loans	2.20%	1.32%	1.19%	1.41%	1.28%
Nonperforming assets to
total assets	1.44%	0.87%	0.80%	1.00%	0.95%

Troubled debt restructured loans	$10,613	$11,817	$11,123	$18,671	$7,766

Loans past due 30 through 89
days and still accruing	$9,444	$10,056	$6,015	$7,362	$5,524

Allowance for loan losses:
Beginning of period	$13,720	$13,192	$12,947	$11,054	$9,762
Provision for loan losses	2,750	2,400	2,950	2,750	2,000
Charge-offs, net	(2,614)	(1,872)	(2,705)	(857)	(708)
End of period	$13,856	$13,720	$13,192	$12,947	$11,054

ALLL to nonperforming loans	65.68%	106.87%	112.25%	91.18%	84.37%
ALLL to total loans	1.44%	1.41%	1.34%	1.28%	1.08%

Capital Adequacy:
Tier I leverage
(5% minimum to be
considered well
capitalized)	7.85%	7.80%	7.93%	8.17%	8.25%
Tier I capital to risk-
weighted assets
(6% minimum to be
considered well
capitalized)	12.28%	12.01%	12.45%	12.23%	12.30%
Tier I & II capital to
risk-weighted assets
(10% minimum to be
considered well
capitalized)	13.53%	13.27%	13.71%	13.48%	13.44%

Common equity to
Total assets	6.45%	6.29%	6.09%	6.17%	6.06%

Book value per
Common share	$10.85	$10.70	$10.57	$10.54	$10.15

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Income Statement Data:
Interest income	$15,450	$15,791	$16,123	$16,379	$16,709
Interest expense	2,963	3,243	4,000	4,129	4,543
Net interest income	12,487	12,548	12,123	12,250	12,166
Provision for loan losses	2,750	2,400	2,950	2,750	2,000
Net interest income after
provision for loan losses	9,737	10,148	9,173	9,500	10,166
Trust fees	2,686	2,364	2,346	2,200	2,550
Other income	1,098	1,108	1,067	1,137	1,114
Securities gains, net	2	-	(42)	(2)	108
Salaries and employee benefits	5,704	5,709	5,291	5,622	5,430
Premises and equipment	2,588	2,372	2,358	2,185	2,171
FDIC insurance expense	552	586	834	724	1,378
Other expenses	2,161	1,863	2,124	2,409	2,216
Income before income taxes	2,518	3,090	1,937	1,895	2,743
Income tax expense	762	965	536	583	813
Net income	1,756	2,125	1,401	1,312	1,930
Dividends and accretion
on preferred stock	324	710	430	430	428
Net income available to
Common shareholders	$1,432	$1,415	$971	$882	$1,502

Per Common Share Data:
Earnings per share (basic)	$0.16	$0.16	$0.11	$0.10	$0.17
Earnings per share (diluted)	0.16	0.16	0.11	0.10	0.17

Performance Ratios:
Return on Average Assets	0.47%	0.58%	0.37%	0.36%	0.54%
Return on Average Common
Equity	6.06%	6.10%	4.18%	3.89%	6.75%

Net Interest Margin
(Taxable Equivalent Basis)	3.64%	3.67%	3.44%	3.61%	3.71%

Note: Per share amounts have been restated for a 5% stock dividend declared on June 18, 2009, and payable on August 3, 2009 to shareholders of record on July 9, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	For The
	Six Months Ended
	June 30,
	2010	2009
Income Statement Data:
Interest income	$31,240	$33,504
Interest expense	6,206	9,530
Net interest income	25,034	23,974
Provision for loan losses	5,150	4,000
Net interest income after
provision for loan losses	19,884	19,974
Trust fees	5,050	4,882
Other income	2,207	2,097
Securities gains, net	2	113
Salaries and employee benefits	11,413	10,964
Premises and equipment	4,960	4,260
FDIC insurance expense	1,138	1,750
Other expenses	4,024	3,745
Income before income taxes	5,608	6,347
Income tax expense	1,727	1,935
Net income	3,881	4,412
Dividends and accretion
on preferred stock	1,034	633
Net income available to
Common shareholders	$2,847	$3,779

Per Common Share Data:
Earnings per share (basic)	$0.32	$0.43
Earnings per share (diluted)	0.32	0.43

Performance Ratios:
Return on Average Assets	0.52%	0.62%
Return on Average Common
Equity	6.09%	8.58%

Net Interest Margin
(Taxable Equivalent Basis)	3.66%	3.70%

Note: Per share amounts have been restated for a 5% stock dividend declared on June 18, 2009, and payable on August 3, 2009 to shareholders of record on July 9, 2009.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2010			June 30, 2009
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$321,887	$2,404	2.99%	$229,392	$2,287	3.99%
Tax-Exempt (1) (2)	35,111	420	4.78	49,031	618	5.05
Loans (2) (3)	964,070	12,774	5.30	1,032,665	14,046	5.44
Federal Funds Sold	201	-	0.22	200	-	0.20
Interest-Earning Deposits	69,245	28	0.16	27,574	9	0.13
Total Interest-Earning
Assets	1,390,514	$15,626	4.50%	1,338,862	$16,960	5.07%
Noninterest-Earning Assets:
Cash and Due from Banks	8,478			31,381
Allowance for Loan
Losses	(14,075)			(9,853)
Premises and Equipment	30,675			26,890
Other Assets	68,786			55,486
Total Noninterest-Earning
Assets	93,964			103,904
Total Assets	$1,484,378			$1,442,766

LIABILITIES:
Interest-Bearing Deposits
Checking	$254,018	$420	0.66%	$193,245	$349	0.72%
Money Markets	510,589	1,019	0.80	414,082	1,127	1.09
Savings	76,092	79	0.42	70,802	81	0.46
Certificates of Deposit	274,240	1,103	1.61	406,518	2,638	2.60
Total Interest-Bearing
Deposits	1,114,939	2,621	0.94	1,084,647	4,195	1.55
Borrowings	32,403	291	3.59	38,925	348	3.58
Capital Lease Obligation	2,019	51	10.09	-	-	-
Total Interest-Bearing
Liabilities	1,149,361	2,963	1.03	1,123,572	4,543	1.62
Noninterest Bearing
Liabilities
Demand Deposits	214,198			197,565
Accrued Expenses and
Other Liabilities	5,667			5,438
Total Noninterest-Bearing
Liabilities	219,865			203,003
Shareholders’ Equity	115,152			116,191
Total Liabilities and
Shareholders’ Equity	$1,484,378			$1,442,766
Net Interest Income		$12,663			$12,417
Net Interest Spread			3.47%			3.45%
Net Interest Margin (4)			3.64%			3.71%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
THREE MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2010			March 31, 2010
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$321,887	$2,404	2.99%	$325,379	$2,511	3.09%
Tax-Exempt (1) (2)	35,111	420	4.78	37,800	450	4.76
Loans (2) (3)	964,070	12,774	5.30	978,470	12,994	5.31
Federal Funds Sold	201	-	0.22	201	-	0.20
Interest-Earning Deposits	69,245	28	0.16	44,591	24	0.21
Total Interest-Earning
Assets	1,390,514	$15,626	4.50%	1,386,441	$15,979	4.61%
Noninterest-Earning Assets:
Cash and Due from Banks	8,478			8,334
Allowance for Loan
Losses	(14,075)			(13,773)
Premises and Equipment	30,675			27,992
Other Assets	68,786			68,845
Total Noninterest-Earning
Assets	93,964			91,398
Total Assets	$1,484,378			$1,477,839

LIABILITIES:
Interest-Bearing Deposits
Checking	$254,018	$420	0.66%	$238,285	$407	0.68%
Money Markets	510,589	1,019	0.80	494,670	1,118	0.90
Savings	76,092	79	0.42	75,186	77	0.41
Certificates of Deposit	274,240	1,103	1.61	305,654	1,317	1.72
Total Interest-Bearing
Deposits	1,114,939	2,621	0.94	1,113,795	2,919	1.05
Borrowings	32,403	291	3.59	36,290	324	3.57
Capital Lease Obligation	2,019	51	10.09	-	-	-
Total Interest-Bearing
Liabilities	1,149,361	2,963	1.03	1,150,085	3,243	1.13
Noninterest Bearing
Liabilities
Demand Deposits	214,198			208,044
Accrued Expenses and
Other Liabilities	5,667			6,087
Total Noninterest-Bearing
Liabilities	219,865			214,131
Shareholders’ Equity	115,152			113,623
Total Liabilities and
Shareholders’ Equity	$1,484,378			$1,477,839
Net Interest Income		$12,663			$12,736
Net Interest Spread			3.47%			3.48%
Net Interest Margin (4)			3.64%			3.67%

PEAPACK-GLADSTONE FINANCIAL CORPORATION
AVERAGE BALANCE SHEET
UNAUDITED
SIX MONTHS ENDED
(Tax-Equivalent Basis, Dollars in Thousands)

	June 30, 2010			June 30, 2009
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$323,623	$4,914	3.04%	$204,487	$4,426	4.33%
Tax-Exempt (1) (2)	36,448	869	4.77	49,501	1,272	5.14
Loans (2) (3)	971,231	25,768	5.31	1,040,246	28,304	5.44
Federal Funds Sold	201	-	0.21	200	-	0.20
Interest-Earning Deposits	56,986	52	0.18	27,813	18	0.13
Total Interest-Earning
Assets	1,388,489	$31,603	4.55%	1,322,247	$34,020	5.15%
Noninterest-Earning Assets:
Cash and Due from Banks	8,406			25,571
Allowance for Loan
Losses	(13,925)			(9,733)
Premises and Equipment	29,341			26,872
Other Assets	68,817			54,945
Total Noninterest-Earning
Assets	92,639			97,655
Total Assets	$1,481,128			$1,419,902

LIABILITIES:
Interest-Bearing Deposits
Checking	$246,195	$826	0.67%	$180,712	$646	0.71%
Money Markets	502,673	2,138	0.85	397,898	2,298	1.16
Savings	75,642	156	0.41	69,452	159	0.46
Certificates of Deposit	289,860	2,420	1.67	416,708	5,728	2.75
Total Interest-Bearing
Deposits	1,114,370	5,540	0.99	1,064,770	8,831	1.66
Borrowings	34,336	615	3.58	40,278	699	3.47
Capital Lease Obligation	1,015	51	10.03	-	-	-
Total Interest-Bearing
Liabilities	1,149,721	6,206	1.08	1,105,048	9,530	1.72
Noninterest Bearing
Liabilities
Demand Deposits	211,138			194,880
Accrued Expenses and
Other Liabilities	5,877			5,954
Total Noninterest-Bearing
Liabilities	217,015			200,834
Shareholders’ Equity	114,392			114,020
Total Liabilities and
Shareholders’ Equity	$1,481,128			$1,419,902
Net Interest Income		$25,397			$24,490
Net Interest Spread			3.47%			3.43%
Net Interest Margin (4)			3.66%			3.70%

(1)	Average balances for available-for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.